Form 4

1.  Hough, William R.
    One Beach Drive S.E.  #1002
    St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  11/99

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock
    Common Stock


2.  11/29/99


3.  Code P


4.  4,000 (amount),   A, 14.00 (price)


5.              6.        7.
   3,178,691       D       --
   29,600          I       by spouse
   40,000          I       by Corporation (WRH Mortgage)
   5,600           I       by Corporation (Royal Palm)
   85,798          I       by Corporation (William R. Hough & Co.)
   105,400         I       by Trust (Hough Family)





Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Convertible Preferred
    Convertible Preferred
    Convertible Preferred
    Common Stock Option
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014
    Convertible Subordinated Debentures Due 2014





2.  --
    --
    --
    --
    --
    --
    --
    --


3.  --
    --
    --
    --
    --
    --
    --
    --


4.  Code
    --
    --
    --
    --
    --
    --
    --
    --

5.  (D)
    --
    --
    --
    --
    --
    --
    --
    --

6.  Date Exercisable	Expiration Date
    --                      --
    --                      --
    --                      --
    --                      --
    --                      --
    --                      --
    --                      --
    --                      --

7.  Title			Amount or Number of Shares
      --			--
      --			--
      --			--
      --			--
      --                        --
      --                        --
      --                        --
      --                        --
      --                        --
      --                        --

8.
     --
     --
     --
     --
     --
     --
     --
     --
     --
     --


9.   28,000
     12,000
     20,000
     5,000
     213,333
     2,777.77
     2,777.77
     83,333.33

10.    D
       I
       I
       D
       D
       I
       I
       I

11.   --
      by spouse
      by corporation (WRH Mortgage)
      --
      --
      by corporation (Spring Haven)
      by corporation (Royal Palm)
      by spouse



  /s/  William R. Hough      12/10/99